Exhibit 99.1

Altavista, VA (February 13, 2009) — Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (the “Company”) of First National Bank (the “Bank”)(quarterly and 2008 annual consolidated results unaudited) reported today a net loss after taxes of $391,000 or a $0.26 loss per basic share and diluted share for the quarter ended December 31, 2008 compared to net income after taxes of $586,000 or $0.40 per basic share and diluted share for the same period in 2007.

For the year ended December 31, 2008, the Company reported net income of $1,116,000 or $0.75 per basic share and diluted share compared to net income of $2,600,000 or $1.76 per basic share and $1.75 per diluted share for the year ended December 31, 2007.

Profitability as measured by the Company’s return on average assets (“ROA”) was 0.37% for the year ended December 31, 2008, compared to 0.97% for 2007. Return on average equity (“ROE”) for the year ended December 31, 2008 was 4.14%, compared to 10.17% for the year ended December 31, 2007.

“The two factors that primarily impacted our performance in 2008 were the steady decline in interest rates throughout the year and deterioration in credit quality, with both factors resulting from the recession we are now experiencing,” commented Rob Gilliam, President and CEO for both Pinnacle Bankshares and First National Bank. “In an effort to stimulate economic activity, the Federal Reserve has pushed interest rates to exceptionally low levels and our interest margins have declined as a result,” Gilliam continued. “The slowdown in the economy has impacted the ability of some borrowers to service debt and has negatively impacted the market value of real estate. At the end of 2008 we made a special provision in excess of $800,000 to our loan loss reserve, over and beyond our regular monthly loss provision accrual, to support our current level of nonperforming loans. This special provision resulted in our reporting a loss for the fourth quarter of 2008 and obviously affected our results for the full year,” Gilliam concluded.

Interest income decreased 2.39% or $113,000 in the fourth quarter of 2008 compared to the same period for 2007. Interest income increased 1.07% or $196,000 in 2008 compared to 2007. Interest income increased in 2008 as a result of net loans outstanding increasing by $47,673,000 since December 31, 2007, partially offset by the lower yields on earning assets in 2008 compared with 2007.

Interest expense increased 0.24% or $5,000 in the fourth quarter of 2008 compared to the same period in 2007. Interest expense increased 2.05% or $168,000 for 2008 compared to 2007. Interest expense increased as a result of deposits increasing by $35,367,000 since December 31, 2007, partially offset by the lower cost of funds in 2008 compared with 2007.

Net interest income was $2,500,000 for the three months ended December 31, 2008 compared with $2,618,000 for the three months ended December 31, 2007. Net interest income was $10,209,000 for 2008 compared to $10,181,000 for 2007. Net interest margin was 3.61% for 2008 compared to 4.02% for 2007.

Provision for loan losses was $1,112,000 in the fourth quarter of 2008 compared to $185,000 in the same period of 2007. Provision for loan losses was $1,655,000 for 2008 compared to $462,000 for 2007. Nonperforming loans totaled $2,292,000 or 0.81% of total loans as of December 31, 2008 compared to $634,000 or 0.27% of total loans as of December 31, 2007.

Noninterest income increased 2.62% or $18,000 in the fourth quarter of 2008 compared to the same period of 2007. Noninterest income increased 10.03% or $264,000 in 2008 compared to 2007. The increase in noninterest income was primarily due to an increase in service charges, fees on sales of mortgage loans and commissions from sales of investment products.

Noninterest expense increased 19.73% or $445,000 in the fourth quarter of 2008 compared to the same period of 2007. Noninterest expense increased 15.51% or $1,322,000 in 2008 compared to 2007. The increase in noninterest expense is attributed primarily to the effect of overall growth of the Company on personnel expenses and fixed asset costs.

Total assets at December 31, 2008 were $322,052,000, up 15.05% from $279,913,000 at December 31, 2007. The principal components of the Company’s assets at the end of 2008 were $280,425,000 in net loans, $15,926,000 in cash and cash equivalents and $13,931,000 in securities. During 2008, net loans increased 20.48% or $47,673,000 from $232,752,000 at December 31, 2007.

Total liabilities at December 31, 2008 were $296,323,000, up 17.08% from $253,097,000 at December 31, 2007, as deposits increased 14.04% or $35,367,000 from December 31, 2007. As of December 31, 2008, the Company had $5,000,000 outstanding on an established line of credit of $17,000,000 with the Federal Home Loan Bank of Atlanta utilized for liquidity purposes. The Company also had $1,000,000 outstanding on an established line of credit of $5,000,000 with a correspondent bank utilized to enhance the Bank’s equity position.

Total stockholders’ equity at December 31, 2008 was $25,729,000, including $21,912,000 in retained earnings. At December 31, 2007, stockholders’ equity totaled $26,816,000 including $21,685,000 in retained earnings. The decrease in stockholders’ equity resulted from an after tax unrealized loss of $1,396,000 incurred by the Company’s retirement plan. This unrealized loss is recognized in accumulated other comprehensive income.

The allowance for loan losses was $2,743,000 as of December 31, 2008, representing approximately 0.97% of total loans outstanding. Management believes the allowance was adequate as of December 31, 2008 to provide for any loan losses inherent in the Company’s loan portfolio.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Franklin, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, one branch in the Town of Amherst, two branches in Campbell County, one branch in the City of Lynchburg, one branch in Bedford County at Forest and a loan production office at Smith Mountain Lake in Franklin County at Moneta. A new branch in the Town of Rustburg opened February 12, 2009. First National Bank is celebrating its 101st year in operation.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the Company and may relate to the Company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and any policies or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our position as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Amounts in thousands)

Income Statement Highlights

	Year Ended 12/31/2008	Year Ended 12/31/2007	Year Ended 12/31/2006
	(Unaudited)	(Audited)	(Audited)
Interest Income	$18,555	$18,359	$15,617

Interest Expense	8,346	8,178	6,425

Net Interest Income	10,209	10,181	9,192

Provision for Loan Losses	1,655	462	339

Noninterest Income	2,896	2,632	2,500

Noninterest Expense	9,846	8,524	7,825

Net Income after Taxes	1,116	2,600	2,412

Balance Sheet Highlights

	12/31/2008	12/31/2007	12/31/2006
	(Unaudited)	(Audited)	(Audited)
Net Loans	$280,425	$232,752	$207,861

Total Securities	13,931	19,635	24,866

Total Assets	322,052	279,913	256,421

Total Deposits	287,233	251,866	230,817

Total Liabilities	296,323	253,097	231,929

Stockholders’ Equity	25,729	26,816	24,492

Asset Quality Highlights

	12/31/2008	12/31/2007	12/31/2006
	(Unaudited)	(Audited)	(Unaudited)
Nonperforming Loans to Total Loans	0.81%	0.27%	0.12%

Allowance for Loan Losses to Total Loans	0.97%	0.73%	0.84%

Allowance for Loan Losses to Nonperforming Loans	119.68%	271.29%	694.12%

Nonperforming Loans	$2,292	$634	$255

Other Real Estate Owned	300	0	0

Allowance for Loan Losses	2,743	1,720	1,770

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 bryanlemley@1stnatbk.com